Exhibit 99.1

CHESAPEAKE CORPORATION REACHES AGREEMENT TO SELL ALL OF ITS BUSINESS OPERATIONS AS A GOING CONCERN TO AFFILIATES OF IRVING PLACE CAPITAL MANAGEMENT, L.P. AND OAKTREE CAPITAL MANAGEMENT, L.P.

Parent Company and U.S. Operating Subsidiaries File
Voluntary Chapter 11 Petitions in U.S. To Consummate Sale

All Global Manufacturing and Distribution Facilities Operating As Usual

Obtains Commitment For Up To $37 Million in DIP Financing To Fund Operations

RICHMOND, Va., December 29, 2008 -- Chesapeake Corporation (OTCBB: CSKE.PK) today announced that it has reached an agreement to sell all of its operating businesses to a group of investors including affiliates of Irving Place Capital Management, L.P. and Oaktree Capital Management, L.P., who intend to continue operating these businesses as a going concern. To consummate this sale, Chesapeake Corporation and its U.S. operating subsidiaries filed voluntary Chapter 11 petitions today in the Eastern District of Virginia in Richmond.

All of the Company’s operations – including all of its manufacturing and distribution facilities in the U.S. and around the world – are open and operating on normal schedules, fulfilling customer orders as usual and providing uninterrupted customer service. The Company’s non-U.S. subsidiaries were not included in the Chapter 11 filing and there are no plans to place them in administration.

“After exploring a range of possible alternatives to improve our balance sheet and maintain the liquidity we need to operate our businesses in an extremely difficult economic environment, the management and Board of Directors of Chesapeake concluded that a court-supervised sale of our business operations is in the best interest of the Company and its stakeholders,” said Andrew J. Kohut, President and Chief Executive Officer of Chesapeake Corporation. “In particular, the sale transaction and Chapter 11 process will help us meet several critical objectives, including allowing ongoing operation of all of our businesses without interruption to supplier and customer relationships, providing a permanent solution to the high leverage at the parent company level and constrained liquidity, providing the most rapid path to a new organization with a much healthier balance sheet, and providing a bright future for our operating companies and their employees, customers and suppliers.”

Chesapeake has filed a variety of first day motions with the Court that will allow it to continue to conduct business as usual while it completes the sale of the business operations to the investor group. In addition, the Company will seek preliminary approval from the Court for a new debtor-in-possession financing facility of up to $37 million provided by certain members of its current revolving lender group. The new facility will provide an immediate source of funds to the Company, enabling it to satisfy customary obligations associated with ongoing operations of its business, including the timely payment of employee obligations, materials purchases, normal operating expenses and other obligations.  Availability under the debtor-in-possession financing is initially limited to $18.55 million, subject to increase (i) upon entry of an order in the Company’s Chapter 11 case approving the new facility and (ii) the unanimous approval of the lenders under the new facility.  The Company expects that cash flows from the ongoing business and the initial availability under the new facility will allow it to meet its liquidity needs until such time as the conditions are satisfied for the availability of increased financing.

Under terms of the transaction, the investor group will purchase substantially all of the assets of the U.S. operating subsidiaries of Chesapeake Corporation and the outstanding capital stock or other equity securities of Chesapeake’s foreign subsidiaries. The proposed aggregate purchase price is $485 million, with cash proceeds to be paid to the seller to be reduced by amounts in respect of certain pension and severance obligations of the Company and its subsidiaries, amounts outstanding as of closing under the Company’s Senior Secured Credit Facility and certain other fees and obligations.  The definitive Asset Purchase Agreement with respect to the proposed transaction between the Company and the investor group was filed with the Court today.

The transaction is subject to the approval of the Bankruptcy Court under Section 363(b) of the U.S. Bankruptcy Code and the satisfaction of specified closing conditions, including the purchasers reaching definitive agreement on exit financing.  Following the completion of a court-supervised competitive auction process, a final sale hearing and closing are anticipated to take place during the first quarter of 2009.

The Company’s financial advisor is Goldman Sachs & Co., its restructuring advisor is Alvarez & Marsal, and its legal advisor in the U.S. is Hunton & Williams LLP.

Information about the proposed sale and Chesapeake’s Chapter 11 proceedings and the proposed related transaction is available on the Company’s website at www.chesapeakecorp.com. Information about the claims process and court filings can be accessed at www.kccllc.net/chesapeake. General information for vendors who have provided goods or services to the U.S. business is also available at 1-888-830-4660. General information for U.S. retirees is also available at 1-888-830-4660. Inquiries can be sent by email to KCC_Chesapeake@kccllc.com.

Chesapeake Corporation protects and promotes the world's great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the Company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 44 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: approvals by the U.S. Bankruptcy Court of the company’s proposed plans for reorganization, including approval of the proposed sale of the company’s operating businesses; satisfaction of specified closing conditions for the proposed sale, including the purchasers obtaining financing for the transaction; the company’s ability to remain in compliance with the covenants set forth in the debtor-in-possession credit facility, and its ability to satisfy the conditions to increasing the available borrowings under such facility; the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

Media Relations Contact:

Kekst and Company
Michael Freitag or John Patteson
(212) 521-4800